EXHIBIT 99.1

Adeona Appoints James S. Kuo, M.D., M.B.A., as Chairman, CEO and President
Company Intends to Launch and Establish Corporate Partnerships for its Products

Ann Arbor, MI, February 9, 2010, Adeona Pharmaceuticals, Inc., (AMEX:AEN - News), announced today that it has appointed James S. Kuo, M.D., M.B.A., as Chairman, Chief Executive Officer and President.

Dr. Kuo has been a director of Adeona since February of 2007. In his new role, he will lead the company’s growth through independent product launches of its commercialization-stage products and corporate partnering or licensing of its late-stage pharmaceuticals. Previously, Dr. Kuo served as Chairman and CEO of Cordex Pharma, a company developing a portfolio of cardiovascular drugs. He has marketed life science products while at BioMicro Systems and Monarch Labs. In addition, Dr. Kuo has been a licensing executive at Pfizer and Myriad Genetics. He has also been Managing Director of Venture Analysis of HealthCare Ventures. Dr. Kuo received his M.D. from the University of Pennsylvania School of Medicine and his M.B.A. from the Wharton School of Business.

In conjunction with the appointment of Dr. Kuo, Mr. Max Lyon has resigned as President and CEO. Pursuant to the terms of his employment agreement, he has also resigned as a member of the board of directors. Mr. Steve H. Kanzer, whose employment agreement for the past year as full-time executive Chairman for $1 in annual compensation expired on January 9, 2010, will continue to serve as a member of the board of directors.

“The board of directors welcomes Jim’s appointment as Chairman, CEO and President,” stated Steve H. Kanzer. “He understands the board’s strategic directive for the company to become more commercially focused. Jim has a unique combination of skill sets to lead our company. He has been CEO of several publicly-traded companies, launched products in the life science sector, negotiated licensing deals while at large pharma and several biotech companies, and evaluated life science products and completed financings as a venture capitalist.”

“It is a pleasure to continue working with the Adeona board in my new capacity as Chairman and CEO.” stated James S. Kuo. “Adeona has a tremendous wealth of life science products that we will seek to independently commercialize, establish corporate partnerships or license out.”

About Adeona Pharmaceuticals, Inc.

Adeona (AMEX:AEN) is a pharmaceutical company focused on the diagnosis and treatment of central nervous systems diseases. In particular, the company has expertise on adult diseases characterized by zinc deficiency and chronic copper toxicity. A 16-center, double-blind, placebo-controlled, Phase 2/3 clinical trial of Adeona’s TrimestaTM (estriol oral) is currently underway for the treatment of relapsing-remitting multiple sclerosis. In December of 2009, Adeona completed the first controlled clinical trial of oral zinc therapy for the dietary management of Alzheimer’s disease and mild cognitive impairment. The company is planning to launch ZinthioneinTM ZC GS0-150 as a prescription-only medical food. HartLab, an Adeona subsidiary, is a CLIA-certified clinical reference laboratory that exclusively offers the CopperProof Test PanelTM, a diagnostic test that measures serum levels of free copper and zinc. For further information, please visit the company’s website at www.adeonapharma.com.

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding designing additional clinical trials for its oral zinc therapies, dnaJP1, Zinthionein, Zinthionein ZC, flupirtine, or Trimesta. Adeona is at an early stage of development and may not ever have any products that generate significant revenue. Adeona's Hartlab subsidiary is generating modest revenues and its future success will likely depend upon its ability to successfully introduce and market new specialty diagnostic assays to generate additional revenues. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of Adeona's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, regulatory limitations relating to the company's ability to promote or commercialize its products for awareness, prevention, diagnosis or treatment of zinc deficiency and chronic copper toxicity, a lack of acceptance of Adeona's product candidates in the marketplace, a failure of the company to become or remain profitable, that we will continue to meet the continued listing requirements of the American Stock Exchange (which, unlike other exchanges, does not require us to maintain any minimum bid price with respect our stock but does require us to maintain a minimum of $6 million in stockholders' equity during the current year, for example), our inability to obtain the capital necessary to fund the company's research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2008, Forms 10-Q for quarters ending in 2009 and any other filings with the SEC. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For Further Information Please Contact:
James S. Kuo, M.D., M.B.A.
Chairman, CEO and President
(734) 332-7800 X36